Exhibit 23.4

                       Consent of Independent Accountants

The Board of Directors
Sandwich Bancorp, Inc.

         We consent to the incorporation by reference in the Registration Statement to be filed on Form S-1 of Seacoast Financial Services Corporation of our report dated January 26, 1998 and March 23, 1998 relating to the consolidated balance sheets of Sandwich Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Sandwich Bancorp, Inc. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


                                                       /s/ KPMG Peat Marwick LLP

                                                       KPMG Peat Marwick LLP



Boston, Massachusetts
May 13, 1998